EXHIBIT 11.1
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

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

Loss per common share.........................   $      (0.11)   $      (1.43)   $      (0.71)
                                                 ============    ============    ============
Weighted average shares outstanding: .........      9,223,000       6,374,000       5,054,000
                                                 ============    ============    ============